UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) of the
SECURITIES EXCHANGE ACT OF 1934.

Command Security Corporation

(Exact name of registrant as specified in its charter)

New York	14-1626307
(Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Lexington Park Lagrangeville, New York	12540
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value
(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Item 1.	Description of Registrant’s Securities to be Registered.

Common Stock

The Company is authorized to issue up to 20,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”). Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of funds legally available therefore. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of Preferred Stock (as defined below), if any. Holders of Common Stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the Common Stock. The Company’s Certificate of Incorporation, the approval or authorization of any business combination (as defined therein) with any related person (also as defined therein) requires the affirmative vote of the holders of not less than 80% of the outstanding shares of Common Stock, which shall include the affirmative vote of the holders of at least 50% of the outstanding shares of Common Stock held by shareholders other than such related person.

In addition, the Company is authorized to issue 1,000,000 shares of preferred stock, $.0001 par value per share (the "Preferred Stock"), in one or more series as determined by the Board of Directors. No shares of Preferred Stock are currently issued or outstanding. The Board of Directors may, without further action by the shareholders of the Company, issue a series of Preferred Stock and fix or alter from time to time the designation, powers, preferences and rights of such shares of Preferred Stock, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock issued by the Company in the future.

Item 2.	Exhibits.

Exhibit Number	Exhibit

3.1	Amended & Restated Articles (incorporated by reference to Exhibit 3.3 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1993).

3.2	By-Laws (incorporated by reference to Exhibit 3.3 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1991).

3.3	Amendments to By-Laws (incorporated by reference to Exhibit 3.3 of the Company’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 1994).

3.4
Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of the Company’s Eighth Amendment to the Registration Statement filed on Form S-1, File No. 33-75336).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COMMAND SECURITY CORPORATION

By:	/s/ Barry I. Regenstein
Name: Barry I. Regenstein Title: President

DATED: June 7, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Amended & Restated Articles (incorporated by reference to Exhibit 3.3 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1993).

3.2	By-Laws (incorporated by reference to Exhibit 3.3 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1991).

3.3	Amendments to By-Laws (incorporated by reference to Exhibit 3.3 of the Company’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 1994).

3.4
Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of the Company’s Eighth Amendment to the Registration Statement filed on Form S-1, File No. 33-75336).